Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER EARNINGS

MIAMI (September 18, 2008) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $1.3 billion, or $1.65 diluted EPS, on revenues of $4.8 billion for its third quarter ended August 31, 2008. Net income for the third quarter of 2007 was $1.4 billion, or $1.67 diluted EPS, on revenues of $4.3 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated third quarter results were better than the previous guidance provided in June. This was due primarily to lower than expected cruise costs, including an insurance recovery of $0.02 per share.

“We are very pleased with our results for the third quarter which is seasonally our strongest of the year. Despite the uncertain economy, all our major brands globally performed quite well with increased corporate-wide revenue yields. Our North American brands, which had an increase in yields, continued to benefit from strength in Caribbean demand. Our European brands introduced significant new capacity which was well-received in their respective markets,” he said. The company’s European brands benefited from a 24 percent capacity increase, although local currency yields were lower against strong comparisons from the prior year.

Arison said cost controls also played an important role during the quarter. “Despite inflationary pressures, each of our operating units continued to demonstrate solid cost containment and our ongoing focus on fuel conservation is clearly translating into measurable savings.” Higher fuel prices however cost the company $230 million, or $0.28 per share for the third quarter compared to the same quarter a year ago.

Key metrics for the third quarter of 2008 compared to the prior year were as follows:

•	Net revenue yield (revenue per available lower berth day) for Q3 2008 increased 4.1 percent (1.3 percent on a constant dollar basis). Gross revenue yields increased 3.4 percent.

•	Excluding fuel, net cruise cost per available lower berth day (“ALBD”) for Q3 2008 were essentially flat with the prior year on a constant dollar basis.

•	Including fuel, net cruise costs per ALBD increased 14.6 percent (12.6 percent on a constant dollar basis). Gross cruise costs per ALBD increased 10.1 percent.

•	Fuel price increased 77 percent to $666 per metric ton for Q3 2008 from $376 per metric ton in Q3 2007, and was in line with the company’s June guidance of $670 per metric ton.

During the third quarter, the company successfully introduced Holland America Line’s 2,104-passenger Eurodam and Carnival Cruise Lines’ 3,006-passenger Carnival Splendor, both of which debuted in Europe in time for the peak summer season.

Outlook

For the remainder of 2008 and the first half of 2009, occupancy levels for advance bookings are running slightly behind the prior year, with ticket prices for these bookings at higher levels.

Looking forward Arison noted, “While occupancy levels at this time are slightly behind the historically high levels of last year, they remain well ahead of 2006. Although bookings have slowed compared to the strong booking levels of a year ago, pricing is holding up well given the current difficult economic environment. This is a testament to the strength of our global cruise brands which are the most recognized in the world. The value of brand recognition and the consumer confidence they inspire is an important asset for us in uncertain economic times.”

On a constant dollar basis, the company expects full year net revenue yields to increase 2.0 to 2.5 percent in line with June guidance. As a result of changes in currency exchange rates, the company now forecasts a 3.5 to 4.0 percent improvement in net revenue yields for the full year 2008 compared to 2007, versus June guidance of an increase of 4.5 to 5.5 percent.

Based on current spot prices for fuel of $598 per metric ton, full year 2008 fuel expense is now forecast to increase by $678 million compared to 2007, which will have the effect of reducing full year 2008 earnings by $0.83 per share. The existing fuel supplements in place, if entirely incremental, are expected to offset approximately 25 percent of the $678 million fuel price increase for 2008. With current supplements remaining in place for 2009, and assuming current spot prices stay in place for all of 2009, the company estimates that approximately 43 percent of the cumulative increase in fuel costs since 2007 would be offset.

The company continues to expect net cruise costs excluding fuel for the full year 2008 to be down slightly on a constant dollar basis. Taking all the above factors into consideration, the company now forecasts full year 2008 earnings per share to be in the range of $2.79 to $2.81, at the high end of its previous guidance range of $2.70 to $2.80.

Fourth Quarter 2008

Fourth quarter local currency net revenue yields are expected to increase in the 0.5 to 1.5 percent range, however, as a result of the movement in currency exchange rates current dollar net revenue yields are expected to decrease 0.5 to 1.5 percent. Net cruise costs excluding fuel for the fourth quarter are expected to be lower on a constant dollar basis.

Based on current exchange rates, the strengthening dollar is expected to reduce fourth quarter earnings by $33 million compared to June guidance. However, forecasted fuel prices for the fourth quarter have decreased fuel expense by $60 million since June guidance. As fuel costs have declined, the correlation between commodity fuel prices and currency exchange rates appears to continue.

Despite the recent reduction in bunker prices, fourth quarter fuel expense is still expected to increase by $135 million compared to 2007, which reduces earnings by $0.17 per share. As a result, the company expects earnings for the fourth quarter of 2008 to be in the range of $0.36 to $0.38 per share, down from $0.44 per share in 2007.

During the fourth quarter, the company will add one new ship to its fleet, Princess Cruises’ 3,080-passenger Ruby Princess, which will offer seven-day Western Caribbean cruises from Fort Lauderdale.

Selected Key Forecast Metrics

	Full Year 2008		Fourth Quarter 2008
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	3.5 to 4.0%	2.0 to 2.5%	(0.5) to (1.5)%	0.5 to 1.5%
Net cruise cost per ALBD	9.5 to 10.0%	8.0 to 8.5%	1.0 to 2.0%	2.5 to 3.5%

	Full Year 2008	Fourth Quarter 2008
Fuel price per metric ton	$573	$598
Fuel consumption (metric tons in thousands)	3,196	813
Currency
Euro	$1.50 to €1	$1.42 to €1
Sterling	$1.93 to £1	$1.80 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2008 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 88 ships totaling more than 167,000 lower berths with 18 new ships scheduled to be delivered between October 2008 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” and “estimate” and similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, and perceptions of these conditions that may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and this group’s confidence in the U.S. and other economies and, consequently reduce Carnival Corporation & plc’s cruise brands’ net revenue yields; the international political climate, armed conflicts and terrorist attacks and threats thereof, and other world events affecting the safety and security of travel, could adversely affect the demand for Carnival Corporation & plc’s cruises; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and over capacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises or tours, and the impact of the spread of contagious diseases, all of which could affect the health, safety, security and/or vacation satisfaction of Carnival Corporation & plc guests; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, could impact the demand for Carnival Corporation & plc’s cruises; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the impact of changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; the impact of increased global fuel demand and pricing a weaker U.S. dollar, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; the impact on Carnival Corporation & plc future fuel expenses of implementing proposed International Maritime Organization regulations which, if approved, would require the use of higher priced low sulfur fuels in certain cruising areas, which could adversely impact the cruise industry; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship refurbishments and repairs, including purchasing ships for our North American cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether Carnival Corporation & plc will be able to obtain financing, if necessary, on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; availability and pricing of air travel services, especially as a result of the significant increases in air travel costs, and its impact on the demand for Carnival Corporation & plc cruises; the impact of Carnival Corporation & plc self-insuring against various risks and its inability to obtain insurance for certain risks at reasonable rates; disruptions and other impairments to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive port destinations; and risks associated with the dual listed company structure, including the uncertainty of its tax status. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT

US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

UK
Brunswick Group
Richard Jacques/Sophie Brand
44 (0) 20 7404 5959

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended August 31,			Nine Months Ended August 31,
	2008		2007	2008	2007
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$3,658		$3,206	$8,684	$7,437
Onboard and other	864		816	2,309	2,120
Other	292		299	351	352

	4,814		4,321	11,344	9,909

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	660		583	1,743	1,493
Onboard and other	134		146	380	366
Fuel	529		288	1,346	762
Payroll and related	381		344 (a)	1,106	976
Food	231		200	648	556
Other ship operating	505		427	1,428	1,229
Other	194		201	256	261

Total	2,634		2,189	6,907	5,643
Selling and administrative	372	(b)	363	1,222	1,153
Depreciation and amortization	323		279	936	811

	3,329		2,831	9,065	7,607

Operating Income	1,485		1,490	2,279	2,302

Nonoperating (Expense) Income
Interest income	8		20	30	47
Interest expense, net of capitalized interest	(108)		(95)	(308)	(273)
Other income, net			1	6

	(100)		(74)	(272)	(226)

Income Before Income Taxes	1,385		1,416	2,007	2,076
Income Tax Expense, Net	(52	) (b)	(39)	(48)	(26)

Net Income	$1,333		$1,377	$1,959	$2,050

Earnings Per Share
Basic	$1.70		$1.73	$2.49	$2.58

Diluted	$1.65		$1.67	$2.43	$2.51

Dividends Per Share	$0.40		$0.35	$1.20	$0.975

Weighted-Average Shares Outstanding – Basic	786		794	786	794

Weighted-Average Shares Outstanding – Diluted	814		829	818	829

(a)	Includes $18 million expense related to the British Merchant Navy Officers Pension Fund contribution.
(b)	Includes $26 million gain from insurance settlement and a $7 million related income tax expense.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	August 31, 2008	November 30, 2007	August 31, 2007
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$792	$943	$1,412
Short-term investments	9	17	341
Trade and other receivables, net	642	436	423
Inventories	365	331	297
Prepaid expenses and other	245	249	249

Total current assets	2,053	1,976	2,722

Property and Equipment, Net	27,735	26,639	25,134

Goodwill	3,500	3,610	3,356

Trademarks	1,359	1,393	1,334

Other Assets	631	563	642

	$35,278	$34,181	$33,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$63	$115	$311
Current portion of long-term debt	888	1,028	1,366
Convertible debt subject to current put options	232	1,396	1,170
Accounts payable	505	561	468
Accrued liabilities and other	1,224	1,353	1,212
Customer deposits	2,917	2,807	2,620

Total current liabilities	5,829	7,260	7,147

Long-Term Debt	8,345	6,313	5,735

Other Long-Term Liabilities and Deferred Income	783	645	598

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 643 at 2008 and November 2007 and 642 shares at August 2007 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2008 and 2007 issued	354	354	354
Additional paid-in capital	7,666	7,599	7,577
Retained earnings	13,925	12,921	12,878
Accumulated other comprehensive income	666	1,296	885
Treasury stock; 19 shares at 2008 and November 2007 and 18 shares at August 2007 of Carnival Corporation and 51 shares at 2008, 50 shares at November 2007 and 45 shares at August 2007 of Carnival plc, at cost	(2,296)	(2,213)	(1,992)

Total shareholders’ equity	20,321	19,963	19,708

	$35,278	$34,181	$33,188

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended August 31,				Nine Months Ended August 31,
	2008		2007		2008		2007
	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,322		2,203		6,218		5,785
Occupancy percentage	110.9%		111.1%		106.8%		106.4%
Fuel consumption (metric tons in thousands)	795		765		2,383		2,261
Fuel cost per metric ton (a)	$666		$376		$565		$337
Currency
Euro	$1.54 to	€1	$1.36 to	€1	$1.53 to	€1	$1.34 to	€1
Sterling	$1.95 to	£1	$2.01 to	£1	$1.97 to	£1	$1.98 to	£1

CASH FLOW INFORMATION
Cash from operations	$1,064		$1,122		$2,879		$3,212
Capital expenditures	$1,130		$246		$2,723		$2,376
Dividends paid	$315		$278		$945		$713

SEGMENT INFORMATION
Revenues
Cruise	$4,522		$4,022		$10,993		$9,557
Other	399		399		478		468
Intersegment elimination	(107)		(100)		(127)		(116)

	$4,814		$4,321		$11,344		$9,909

Operating expenses
Cruise	$2,440		$1,988		$6,651		$5,382
Other	301		301		383		377
Intersegment elimination	(107)		(100)		(127)		(116)

	$2,634		$2,189		$6,907		$5,643

Selling and administrative expenses
Cruise	$364		$355		$1,197		$1,129
Other	8		8		25		24

	$372		$363		$1,222		$1,153

Depreciation and amortization
Cruise	$314		$271		$909		$785
Other	9		8		27		26

	$323		$279		$936		$811

Operating income
Cruise	$1,404		$1,408		$2,236		$2,261
Other	81		82		43		41

	$1,485		$1,490		$2,279		$2,302

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(in millions, except ALBDs and yields)
Cruise revenues
Passenger tickets	$3,658	$3,206	$8,684	$7,437
Onboard and other	864	816	2,309	2,120

Gross cruise revenues	4,522	4,022	10,993	9,557
Less cruise costs
Commissions, transportation and other	(660)	(583)	(1,743)	(1,493)
Onboard and other	(134)	(146)	(380)	(366)

Net cruise revenues (a)	$3,728	$3,293	$8,870	$7,698

ALBDs (b)	15,392,070	14,150,152	44,034,240	40,338,081

Gross revenue yields (a)	$293.82	$284.20	$249.65	$236.91

Net revenue yields (a)	$242.27	$232.68	$201.45	$190.83

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(in millions, except ALBDs and costs per ALBD)
Cruise operating expenses	$2,440	$1,988	$6,651	$5,382
Cruise selling and administrative expenses	364	355	1,197	1,129

Gross cruise costs	2,804	2,343	7,848	6,511
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(660)	(583)	(1,743)	(1,493)
Onboard and other	(134)	(146)	(380)	(366)

Net cruise costs (a)	$2,010	$1,614	$5,725	$4,652

ALBDs (b)	15,392,070	14,150,152	44,034,240	40,338,081

Gross cruise costs per ALBD (a)	$182.17	$165.52	$178.23	$161.40

Net cruise costs per ALBD (a)	$130.62	$114.00	$130.03	$115.32

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)

We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies, and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $3.6 billion and $2.0 billion for the three months ended August 31, 2008 and $8.6 billion and $5.6 billion for the nine months ended August 31, 2008, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $4.4 billion and $2.7 billion for the three months ended August 31, 2008 and $10.7 billion and $7.7 billion for the nine months ended August 31, 2008, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and nine months ended August 31, 2008, compared to the prior year’s comparable periods.

(b)

ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine what are the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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